AMENDMENT TO

ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT

THIS AMENDMENT TO ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT (this “Amendment”) is made as of September 10, 2018 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator” or “TA”), and PGIM ETF Trust, a Delaware statutory trust (the “Fund”), on behalf of each of its portfolios listed on Appendix A to the Agreement (as defined below), severally and not jointly (each a “Portfolio” and collectively, the “Portfolios”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Administrator and the Fund entered into an Administrative and Transfer Agency Agreement, dated as of April 2, 2018 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Fund hereby agree as follows:

1.                  The Agreement is hereby amended as of the date hereof by deleting the existing Appendix A to the Agreement and replacing it with the Appendix A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Portfolio.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative and Transfer Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/Eruch A. Mody

Name: Eruch A. Mody

Title: Senior Vice President

Date: September 19, 2018

PGIM ETF TRUST

By: /s/Peter Parrella

Name: Peter Parrella

Title: Assistant Treasurer

Date: 9/10/18

APPENDIX A

TO

ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT

Dated as of September 10, 2018

The following is a list of Portfolios for which the Administrator shall serve under an Administrative and Transfer Agency Agreement dated as of April 2, 2018:

PGIM Ultra Short Bond ETF

PGIM Active High Yield Bond ETF

PGIM QMA Strategic Alpha International Equity ETF

PGIM QMA Strategic Alpha Large-Cap Core ETF

PGIM QMA Strategic Alpha Small-Cap Growth ETF

PGIM QMA Strategic Alpha Small-Cap Value ETF

PGIM ETF TRUST

By: /s/Peter Parrella

Name: Peter Parrella

Title: Assistant Treasurer

Date: 9/10/18